                                                                       CONFORMED


          _________________________________________________________________


                               STOCK PURCHASE AGREEMENT

                        dated as of the 22nd day of July, 1996

                                     by and among


                               BLUE STAR GROUP LIMITED

                               RANK COMMERCIAL LIMITED

                             U.S. OFFICE PRODUCTS COMPANY

                                         and

                                 GRAEME RICHARD HART
          _________________________________________________________________

                               TABLE OF CONTENTS

                                                                            Page

1.  SALE AND PURCHASE OF STOCK..............................................  1
    1.1  The Stock Sale.....................................................  1

2.  CLOSING.................................................................  1
    2.1  Place and Date of Closing..........................................  1
    2.2  Closing Deliveries.................................................  1
    2.3  Post-Closing Adjustment to Consideration...........................  3
    2.4  Default at Closing.................................................  4

3.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER...........................  4
    3.1  Due Organization...................................................  4
    3.2  Authorization; Validity............................................  4
    3.3  No Conflicts.......................................................  5
    3.4  Shares of the Company..............................................  5
    3.5  Transactions in Shares.............................................  5
    3.6  Subsidiaries.......................................................  5
    3.7  Financial Statements...............................................  6
    3.8  Liabilities and Obligations........................................  6
    3.9  Accounts and Notes Receivable......................................  7
    3.10 Permits and Intangibles............................................  7
    3.11 Environmental Matters..............................................  7
    3.12 Real and Personal Property.........................................  8
    3.13 Significant Customers; Material Contracts and Commitments..........  8
    3.14 Title to Property..................................................  9
    3.15 Insurance..........................................................  9
    3.16 Compensation; Employment Agreements................................  9
    3.17 Employee Benefit Plans.............................................  9
    3.18 Conformity with Law; Litigation.................................... 10
    3.19 Taxes.............................................................. 10
    3.20 No Violations...................................................... 10
    3.21 Absence of Changes................................................. 11
    3.23 Disclosure......................................................... 12
    3.24 Absence of Claims Against Company.................................. 12
    3.25 Share Acquisition.................................................. 12

4.  REPRESENTATIONS OF THE BUYER............................................ 12
    4.1  Due Organization................................................... 13
    4.2  Authorization; Validity of Obligations............................. 13
    4.3  No Conflicts....................................................... 13
    4.4  Conformity with Law................................................ 13
    4.5  USOP Stock......................................................... 13
    4.6  Capitalization of USOP and Ownership of USOP Stock................. 13
    4.7  Disclosure......................................................... 14

5.  COVENANTS PRIOR TO CLOSING.............................................. 14
    5.1  Access and Cooperation............................................. 14

    5.2  Conduct of Business Pending Closing................................ 14
    5.3  Prohibited Activities.............................................. 15
    5.4  Amendment of Schedules............................................. 16
    5.5  Cooperation in Obtaining Required Consents and Approvals........... 16
    5.6  Notification of Certain Matters.................................... 16
    5.7  No-Shop............................................................ 16
    5.8  Consulting Agreement............................................... 17

6.  OTHER AGREEMENTS........................................................ 17
    6.1  Certain Employees.................................................. 17
    6.2  Certain Indemnification Matters.................................... 17
    6.3  Indemnification Procedure.......................................... 17
    6.4  Indemnification of Directors and Officers.......................... 18

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER........................ 18
    7.1  No Injunctions or Restraints....................................... 18
    7.2  Consents and Approvals............................................. 18

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER.................. 18
    8.1  No Injunctions or Restraints....................................... 18
    8.2  Consents and Approvals............................................. 18

9.  NONCOMPETITION.......................................................... 19
    9.1  Prohibited Activities.............................................. 19
    9.2  Damages............................................................ 19
    9.3  Reasonable Restraint............................................... 19
    9.4  Severability; Reformation.......................................... 19
    9.5  Independent Covenant............................................... 20
    9.6  Materiality........................................................ 20

10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................... 20
    10.1 Stockholder and Mr. Hart........................................... 20
    10.2 Buyer and USOP..................................................... 21
    10.3 Damages............................................................ 21
    10.4 Survival........................................................... 21

11. FEDERAL SECURITIES ACT REPRESENTATIONS.................................. 21
    11.1 Economic Risk; Sophistication...................................... 21
    11.2 Sales of Stock..................................................... 22

12. GENERAL................................................................. 22
    12.1 Termination........................................................ 22
    12.2 Effect of Termination.............................................. 22
    12.3 Survival........................................................... 22
    12.4 Cooperation........................................................ 23
    12.5 Successors and Assigns............................................. 23
    12.6 Entire Agreement................................................... 23
    12.7 Counterparts....................................................... 23
    12.8 Brokers and Agents................................................. 23
    12.9 Expenses........................................................... 24

    12.10     Specific Performance; Remedies................................ 24
    12.11     Notices....................................................... 24
    12.12     Governing Law; Forum.......................................... 25
    12.13     Severability.................................................. 25
    12.14     Knowledge..................................................... 25
    12.15     No Public Announcements....................................... 26



                            SCHEDULES AND ANNEXES


Annex I       -  Stockholder Indemnification Matters
Annex II      -  Certain Activities


Schedule 2.3  -  Accounting Schedule
Schedule 3.3  -  Conflicts
Schedule 3.4  -  Encumbrances on Company Stock
Schedule 3.6  -  Subsidiaries
Schedule 3.7  -  Financial Statements
Schedule 3.8  -  Liabilities and Obligations
Schedule 3.9  -  Accounts Receivable
Schedule 3.10 -  Licenses, Franchises, Permits and other Governmental
                   Authorizations
Schedule 3.11 -  Environmental Matters
Schedule 3.13 -  Significant Customers and Material Contracts
Schedule 3.14 -  Encumbrances
Schedule 3.16 -  Key Employees; Employment Agreements
Schedule 3.17 -  Employee Benefit Plans
Schedule 3.19 -  Tax Returns and Examinations
Schedule 3.20 -  Conflicts
Schedule 3.21 -  Changes Since Balance Sheet Date
Schedule 4.3  -  Conflicts
Schedule 6.3  -  Certain Indemnification Agreements

                               STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 22nd day of July, 1996, by and among BLUE STAR GROUP LIMITED, a New Zealand corporation (the "Buyer"), RANK COMMERCIAL LIMITED, a New Zealand corporation (the "Stockholder"), the sole stockholder of WHITCOULLS GROUP LIMITED, a New Zealand corporation (the "Company"), U.S. Office Products Company, a Delaware corporation and the sole stockholder of the Buyer ("USOP"), but only with respect to Section 10 hereof (and all related provisions), and Graeme Richard Hart, the sole stockholder of the Stockholder ("Mr. Hart"), but only with respect to Sections 9 and 10 hereof (and all related provisions).

         WHEREAS, the Stockholder owns all of the issued and outstanding shares of the Company;

         WHEREAS, the Buyer desires to purchase from the Stockholder, and the Stockholder desires to sell to the Buyer, all of the issued and outstanding shares of the Company in accordance with the provisions of this Agreement;

    NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  SALE AND PURCHASE OF STOCK

    1.1 THE STOCK SALE. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as hereinafter defined) the Stockholder shall sell to the Buyer and the Buyer shall purchase from the Stockholder all of the issued and outstanding shares of Company Stock (as hereinafter defined) in exchange for (i) the payment of US$220 million.

2.  CLOSING

    2.1 PLACE AND DATE OF CLOSING. The consummation of the sale and purchase of shares referred to in Section 1 hereof and the other transactions contemplated by this Agreement (hereinafter referred to as the "Closing") shall take place at the offices of Chapman Tripp Sheffield Young, 23-29 Albert Street, Auckland, New Zealand, on July 26, 1996, or the first business day following the date that all of the conditions to Closing may have been satisfied or waived, or at such other time and date as the Buyer and the Stockholder may mutually agree, which date shall be referred to as the "Closing Date". Unless the Buyer and the Stockholder otherwise agree, only for accounting purposes and for purposes of calculating Adjusted NTA (as hereinafter defined) as of the Closing Date, the Closing shall be deemed to occur at 11:59 p.m. on July 26, 1996.

    2.2  CLOSING DELIVERIES.

         (a) At the Closing, the Stockholder shall cause to be conveyed to the Buyer in accordance with applicable law and free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, all of the issued and outstanding shares of Company Stock, and the Buyer shall cause USOP to deliver to the Stockholder
    (i) the cash payment set forth in Section 1.1 hereof (by wire transfer of immediately available cleared funds to Account No. 001-9-910379, at Chase Manhattan Bank, New York, for the account of Westpac Banking Corporation, Wellington, New Zealand, to further credit the account of Rank Commercial Limited, Account No. 287896 USD 374001, Westpac Tower Branch, Westpac Banking Corporation, 120 Albert Street, Auckland, New Zealand) and (ii), free and clear of all liens, pledges, security interests, adverse claims or encumbrances of any kind, a certificate representing the number of shares of USOP Stock to be issued to the Stockholder pursuant to Section 1.1 hereof (appropriately adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other similar corporate event of USOP between the date hereof and the Closing Date). In addition, Mr. Hart will deliver any shares of the Company and any Subsidiary (as hereinafter defined) held in trust by Mr. Hart to Mr. Eric Watson, to be held in trust by Mr. Watson.

         (b) The Stockholder shall cause the Company (or the appropriate Subsidiary, if a party thereto) to assign to it, without representation or warranty, the Company's (or such Subsidiary's) lease of the premises at Level 11, 48 Quay Street, Auckland, and all of the Company's (or such Subsidiary's) rights (whatever they may be) to all furniture, fixtures and fittings on those premises. The Stockholder shall cause the Company (or such Subsidiary) to be released from, and the Stockholder hereby indemnifies the Company and the Subsidiaries for, all liabilities, obligations, costs and expenses (including without limitation attorneys' fees and expenses) in connection with such lease, furniture, fixtures and fittings.

         (c)  On the Closing Date:

              (i) the Buyer shall provide to the Company up to NZ$50 million in immediately available cleared funds to fund repayment of any indebtedness (the "Westpac Indebtedness") of the Stockholder, the Company and the Subsidiaries to Westpac Banking Corporation ("Westpac") that is required by Westpac as a condition to such consent; and

              (ii) the Buyer shall cause the Company to assume all obligations of the Stockholder regarding the Westpac Indebtedness;

              or as an alternative to the provisions of (i) and (ii) above, the Buyer may, at its option, provide the Company funds to, and to cause the Company to, repay the Westpac Indebtedness in full.

         (d) The Stockholder at present has a facility from Westpac for borrowings (the "Existing Stockholder Debt"). It is intended that prior to the Closing Date the Existing Stockholder Debt will have been paid with the proceeds of a new facility from Westpac to the Company, which proceeds the Company will pay to the Stockholder by way of a dividend to the Stockholder or by the Company's acquisition of a portion of its shares from the Stockholder (a "buy-back"), or by a combination of these methods. For the Company to have sufficient available capital for a buy-back not to be treated as a dividend, the Company may make a bonus issue of new shares to the Stockholder. The transactions described in the preceding sentences are herein referred to as the "Debt Restructuring." The Buyer's obligation to purchase shares of the Company's stock held by the Stockholder pursuant to
    Section 1.1 hereof shall be an obligation to purchase that number of shares of Company stock issued and outstanding as of the Closing Date, after giving effect to any number of shares of Company stock repurchased or issued in connection with the Debt Restructuring.

         (e) If on July 26, 1996 the net principal amount owing to Westpac by the Stockholder, the Company and the Subsidiaries (taking into account the debit balances of all loans and overdrafts, as netted off against the credit balance of all current accounts and other deposits) exceeds NZ$170 million before any payment made by the Buyer to Westpac under Section 2.2(c) hereof, then the Stockholder will indemnify the Buyer for the amount of such excess and will, on demand, pay the amount of such excess to the Buyer.

         (f) The Stockholder shall make available to the Buyer the written resignations of all the directors and officers of the Company and its Subsidiaries (other than directors and officers of Armidale Industries Limited who have been appointed by or represent persons other than the Company or any Subsidiary), such resignations to be effective as of the Closing, and shall cause to be made available to the successor and any continuing directors and officers of the Company (the "post-Closing Company directors and officers") all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to the Company and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company to be transferred and delivered to the post-Closing Company directors and officers.

    2.3  POST-CLOSING ADJUSTMENT TO CONSIDERATION.

         (a) The parties hereto acknowledge and agree that the consideration to be paid to the Stockholder pursuant to Section 1.1 hereof is based upon the premise that as of the Closing Date the Company's consolidated net tangible assets, as determined in accordance with New Zealand generally accepted accounting principles ("NZGAAP"), subject to the adjustments reflected on SCHEDULE 2.3 hereto (as so determined and adjusted, "Adjusted NTA"), will be equal to or greater than NZ$81 million. The Stockholder has attached hereto as SCHEDULE 2.3 a schedule (the "Accounting Schedule") showing Adjusted NTA as of May 31, 1996, which SCHEDULE 2.3 shall be updated by the Stockholder as of the Closing Date as promptly as practicable (but not more than 21 days) after the Closing Date. The Buyer shall cause Price Waterhouse to review such updated Schedule as promptly as practicable after the Closing Date to determine its accuracy and, in the event that Price Waterhouse does not agree with updated SCHEDULE 2.3, the Buyer shall deliver a written notice to the Stockholder setting forth Price Waterhouse's determination of Adjusted NTA as of the Closing Date.

         (b) In the event that Price Waterhouse does not agree with the updated Accounting Schedule, the Buyer and the Stockholder shall seek to resolve the amount, if any, of the consideration adjustment to be made pursuant to Section 2.3(c) hereof. In the event that the Buyer and the Stockholder cannot resolve the amount of such adjustment, they shall mutually agree on an independent accounting firm to review the updated Accounting Schedule and determine the amount, if any, of the consideration adjustment to be made, provided, that if the parties are unable to agree on such an independent accounting firm, such firm shall be a "big-six" accounting firm selected by the president of the New Zealand Society of

    Accountants. The determination of such independent accounting firm shall be final and binding on the parties hereto. The costs of the independent accounting firm shall be borne by the party (either the Buyer or the Stockholder) whose determination of Adjusted NTA as of the Closing Date was furthest from the determination of the independent accounting firm, or equally by the Buyer and the Stockholder in the event that the determination by the independent accounting firm is equidistant between the determinations of the parties.

         (c) In the event that Adjusted NTA at the Closing Date is less than NZ$81 million, the Stockholder shall pay to the Buyer, as a reduction in the consideration paid to the Stockholder pursuant to Section 1.1 hereof, in U.S. Dollars an amount equal to the difference between NZ$81 million and Adjusted NTA at the Closing Date. The amount of U.S. Dollars to be so paid shall be converted from N.Z. Dollars at a rate of 0.68 N.Z. Dollars for each 1.0 U.S. Dollar.

         (d) Obligations of the Stockholder under this Section 2.3 shall be satisfied by the payment of immediately available cleared funds to the Buyer in the amount of such obligations in U.S. Dollars.

    2.4 DEFAULT AT CLOSING. Notwithstanding the provisions of Section 2.2 hereof, if the Stockholder shall fail or refuse to deliver any shares of Company Stock in breach of its obligations under Section 2.2, the Buyer may refuse to make such acquisition and thereby terminate all of its obligations hereunder. The Stockholder acknowledges that the shares of Company Stock are unique and otherwise not available and agrees that in addition to any other remedies, the Buyer may invoke any remedies available under applicable law to enforce delivery of such shares hereunder.

3.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    To induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Stockholder represents and warrants to, and covenants and agrees with, the Buyer (which representations, warranties, covenants and agreements are deemed repeated on the Closing Date) as follows:

    3.1 DUE ORGANIZATION. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each is duly authorized and qualified to do business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has made, or will within five days after the date hereof make, available to the Buyer (a) a list of all jurisdictions in which the Company and each Subsidiary is authorized or qualified to do business, (b) true, complete and correct copies of the Constitution and By-laws, each as amended, of the Company and each Subsidiary (the "Charter Documents") and (c) the minute books of the Company and each Subsidiary.

    3.2 AUTHORIZATION; VALIDITY. The Stockholder has the right, power and authority to execute, deliver and perform this Agreement. This Agreement is a legal, valid and binding obligation of the Stockholder, enforceable in accordance with its terms.

    3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Stockholder will not: (a) conflict with, or result in a breach or violation of the Charter Documents; (b) except as disclosed on SCHEDULE 3.3 hereto, materially conflict with, or result in a material default (or would constitute a material default but for any requirement of notice or lapse of time or both), or require any notice, consent or approval under any agreement, contract, commitment, understanding, document or instrument to which the Company or a Subsidiary is a party or is otherwise subject; (c) violate, require the making or obtaining of any filing, consent or approval by the Stockholder, the Company or any Subsidiary under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's or any Subsidiary's properties pursuant to any law, rule, regulation, judgment, order or decree (except for filings and approvals under the New Zealand Overseas Investment Act 1973, the New Zealand Overseas Investment Regulations 1995 and the Australian Foreign Acquisitions and Takeovers Act 1975, together with all rules and regulations promulgated thereunder); or (d) except as disclosed on SCHEDULE 3.3 hereto, result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Company or any Subsidiary.

    3.4 SHARES OF THE COMPANY. Subject only to any bonus issue of shares made by the Company to the Stockholder or any share buy back by the Company from the Stockholder, in each case solely to effect the Debt Restructuring contemplated by Section 2.2(d) hereof, the authorized shares of the Company consist of 121,000,398 ordinary shares of stock ("Company Stock"), all of which are issued and outstanding. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholder free and clear of all liens, encumbrances and claims of every kind (except as disclosed on SCHEDULE
3.4 hereto). All of the issued and outstanding shares of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable laws concerning the issuance of securities. Further, none of such shares was issued in violation of the preemptive rights of any stockholder.
Upon completion of the transactions to be consummated at the Closing, there will be no impediment to the Buyer's ownership, of record and beneficially, of all issued and outstanding shares of the Company.

    3.5 TRANSACTIONS IN SHARES. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists which may obligate the Company to issue, sell or otherwise become outstanding any shares. Other than as contemplated by the Debt Restructuring, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

    3.6  SUBSIDIARIES.   The Company has no subsidiaries other than those
listed on SCHEDULE 3.6 hereto (each a "Subsidiary", and collectively the "Subsidiaries"). Except as disclosed on SCHEDULE 3.6 hereto, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock (except for passive investments in companies whose stock is traded on a national securities exchange or the over-the-counter market), securities convertible into capital stock or any other equity interest in any corporation, association or other business entity (other than the Subsidiaries), nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. SCHEDULE 3.6 hereto lists the number of shares and class of authorized capital stock of each Subsidiary, all of which shares are owned by the Company, free and clear of all liens, encumbrances and claims of every kind (except as disclosed on SCHEDULE 3.6 hereto).

    3.7 FINANCIAL STATEMENTS. SCHEDULE 3.7 hereto includes (a) true, complete and correct copies of the Company's audited consolidated statements of financial position as of June 30, 1993, 1994 and 1995 (the end of each of its three most recent completed fiscal years), and audited consolidated statements of financial performance and cash flows for each of its three most recent completed fiscal years (collectively, the "Audited Financials") and (b) true, complete and correct copies of the Company's consolidated statement of financial position (the "May Balance Sheet") as of May 31, 1996 and consolidated statements of financial performance and cash flows for the 11-month period then ended (collectively, the "Interim Financials"; and together with the Audited Financials, the "Company Financial Statements"). Except as set forth in
SCHEDULE 3.7 hereto, the Company Financial Statements have been prepared in accordance with NZGAAP. Except as set forth in SCHEDULE 3.7 hereto, each of the consolidated statements of financial position included in the Company Financial Statements presents fairly the consolidated financial position of the Company as of the dates indicated thereon, and each of the consolidated statements of financial performance and cash flows included in the Company Financial Statements presents fairly the results of its consolidated operations for the periods indicated thereon.

    3.8  LIABILITIES AND OBLIGATIONS.

         (a) Except as disclosed on SCHEDULE 3.8 hereto and except as contemplated by the Debt Restructuring, neither the Company nor any Subsidiary is liable for or subject to any material liabilities except for:

              (i) those liabilities reflected on the May Balance Sheet and not heretofore paid or discharged;

              (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

              (iii) those liabilities incurred, consistent with past practice, in the ordinary course of business and either not required to be shown on the May Balance Sheet or arising since May 31, 1996 (the "Balance Sheet Date"), which liabilities in the aggregate are of a character and magnitude consistent with past practice.

    For purposes of this Section 3.8 and Annex I hereto, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         (b) The Company has made or will promptly make available to the Buyer, in the case of those liabilities which are not fixed, a reasonable estimate of the maximum amount which may be payable. The Company has made or will promptly make available to the Buyer a summary that lists by category those liabilities that are not fixed or are contested; the Company has made or will promptly make available to the Buyer copies of all relevant documentation relating to such liabilities.

    3.9 ACCOUNTS AND NOTES RECEIVABLE. The Company has made or will promptly make available to the Buyer an accurate list, as of a reasonably current date, of the accounts and notes receivable of the Company and each Subsidiary (including without limitation receivables from and advances to employees and the Stockholder), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except as set forth on SCHEDULE
3.9 hereto, the reserve for doubtful accounts reflected in the May Balance Sheet is adequate and has been determined in accordance with NZGAAP and the accounts receivable reflected in the May Balance Sheet net of such reserve fairly represent collectible accounts receivable of the Company and the Subsidiaries. No doubtful account represents an amount owed by a customer that is a "significant customer" under Section 3.13, except for DE MINIMIS amounts.

    3.10 PERMITS AND INTANGIBLES. The Company and each Subsidiary owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which could have a Material Adverse Effect (the "Material Permits"). SCHEDULE 3.10 hereto sets forth an accurate list and summary description, as of the date hereof, of all Material Permits. To the knowledge of the Stockholder, the Company and each Subsidiary the Material Permits are valid, and neither the Stockholder, the Company nor any Subsidiary has received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. The Company and each Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. Except as set forth on
SCHEDULE 3.10 hereto, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Subsidiary by, any Material Permit.

    3.11 ENVIRONMENTAL MATTERS. (a) Each of the Company and the Subsidiaries has complied with and is in compliance with all national, local and foreign statutes (civil and criminal), common laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it and its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including without limitation Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Contaminants (as such terms are currently defined in any applicable Environmental Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not and would not have a Material Adverse Effect; (b) each of the Company and the Subsidiaries has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Contaminants and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company or any Subsidiary where Contaminants have been treated, stored, disposed of or otherwise handled, except to the extent that a failure to do so, either singly or in the aggregate, does not and would not have a Material Adverse Effect; (c) except as disclosed in SCHEDULE 3.11 hereto, there have been no discharges of Contaminants or threats of discharges of Contaminants at, from, in or on any property owned or operated by the Company or any Subsidiary except as permitted by Environmental Laws or where such releases do not and would not have a Material Adverse Effect; (d) neither the Stockholder, the Company nor any Subsidiary knows of any on-site or off-site location to which the Company or any

Subsidiary has transported or disposed of Contaminants or arranged for the transportation of Contaminants, which site is the subject of any national, local or foreign enforcement action or any other investigation which could lead to any claim against the Company, any Subsidiary or the Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under New Zealand's Resource Management Act 1991, as amended; and (e) except as disclosed in SCHEDULE 3.11 hereto, neither the Company nor any Subsidiary has or will have any liability in connection with any discharge of any Contaminants into the environment, except to the extent that such liability does not and would not have a Material Adverse Effect.

    3.12 REAL AND PERSONAL PROPERTY. The Company has made or will promptly make available to the Buyer an accurate list of all owned and leased real property, all personal property included in "depreciable plant, property and equipment" on the May Balance Sheet and all other personal property owned or leased by the Company or any Subsidiary with a value in excess of NZ$500,000 (a) as of June 30, 1996 and (b) acquired since such date, including in each case true, complete and correct copies of leases for material equipment and all real properties and also including an indication as to which assets are currently owned, or were formerly owned, by any stockholder or business or personal affiliates of the Company or any stockholder. All of the trucks and other material machinery and equipment of the Company and the Subsidiaries listed on such list are in good working order and condition, ordinary wear and tear excepted. Except as specifically disclosed on such list, all leases set forth on such list are in full force and effect and constitute valid and binding agreements of the Company or any Subsidiary and, to the knowledge of the Stockholder, the Company and each Subsidiary, the other parties thereto in accordance with their respective terms. All fixed assets used by the Company or any Subsidiary that are material to the operation of their business are either owned by the Company or any Subsidiary or leased under an agreement listed on such list. Such list shall include without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by the Company or any Subsidiary that are still in effect. Such list shall also include a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which the Company or any Subsidiary has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or any Subsidiary would require additional material expenditures of capital.

    3.13  SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.  SCHEDULE
3.13 hereto contains an accurate list of (a) all significant customers (i.e. those customers representing 5% or more of the consolidated revenues of the Company and the Subsidiaries for the 11 months ending on the Balance Sheet Date, or who have paid to the Company NZ$5,000,000 or more in the past fiscal year) and (b) all material contracts, commitments, leases, instruments, agreements, licenses or permits to which the Company or any Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (collectively, the "Material Contracts"). True, complete and correct copies of the Material Contracts will promptly be made available to the Buyer. Except to the extent set forth on SCHEDULE 3.13 hereto, (t) none of the Company's significant customers have canceled or substantially reduced or, to the knowledge of the Stockholder, the Company and each Subsidiary, are currently attempting or threatening to cancel or substantially reduce service, (u) the Company and the Subsidiaries have complied with all of their respective material commitments and obligations and are not in default under any of the Material Contracts and no notice of default has been received with respect to any thereof, (v) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with the Company or any Subsidiary or any officer, director or stockholder of the Company or any Subsidiary, (w) neither the Company nor any Subsidiary is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any arrangement with any labor union, (x) no employees of the Company or any Subsidiary are represented by any labor union or covered by any collective bargaining agreement and, to the best knowledge of the Stockholder, the Company and each Subsidiary, no campaign to establish such representation is in progress, (y) there is no pending or, to the best knowledge of the Stockholder, the Company or any Subsidiary, threatened labor dispute involving the Company or any Subsidiary and any group of its employees nor has the Company or any Subsidiary experienced any labor interruptions over the past three years and the Company considers its relationship with its employees to be good and (z) neither the Company nor any Subsidiary is a party to any governmental contracts subject to price redetermination or renegotiation.

    3.14  TITLE TO PROPERTY.   The Company and the Subsidiaries own outright
and have good, valid and marketable title to all of their owned properties and assets, real, personal and mixed, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and items disclosed on SCHEDULE 3.14 hereto.

    3.15 INSURANCE. All insurance coverage applicable to and held by the Company and any Subsidiary is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company and each Subsidiary in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. True, complete and correct copies of all current insurance policies, all of which are in full force and effect, will promptly be made available to the Buyer.

    3.16 COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 3.16 hereto sets forth an accurate list of all key employees of the Company and all persons who hold the title of General Manager or higher office for any of the Subsidiaries, listing all written employment agreements with such persons and the rate of compensation of each of such persons as of the date hereof. The information on such list is not materially different from what it would have been on the Balance Sheet Date, except for changes in the ordinary course of business and consistent with past practice. All compensation arrangements with all other persons employed by the Company or any Subsidiary are consistent with prevailing market structures and rates. The Company has made or will promptly make available to the Buyer true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on SCHEDULE 3.16. All other employment contracts, commitments and arrangements of the Company and the Subsidiaries contain customary commercial terms and conditions. There are no employment contracts, commitments and arrangements pursuant to which any employee of the Company or any Subsidiary is or may be entitled to any special compensation as a result of the change of control of the Company and the Subsidiaries to be effected pursuant to this Agreement.

    3.17 EMPLOYEE BENEFIT PLANS. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Company or any Subsidiary for the benefit of any current or former employee of the Company or any Subsidiary or in which such employees are entitled to participate are listed in SCHEDULE 3.17 (the "Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies will be made available to the Buyer. Except as disclosed on SCHEDULE 3.17: (a) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable law; (b) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by applicable law; (c) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan; and (d) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with NZGAAP as of such date and the Company and the Subsidiaries will have performed by the Closing Date all material obligations required to be performed as of such date under Benefit Plans.

    3.18 CONFORMITY WITH LAW; LITIGATION. Neither the Company nor any Subsidiary has violated any law or regulation or any order of any court or national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, which violations in the aggregate would have a Material Adverse Effect; and except to the extent set forth on SCHEDULE 3.18, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of the Stockholder, the Company or any Subsidiary, threatened, against or affecting the Company or any Subsidiary, at law or in equity, or before or by any national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

    3.19  TAXES.   Except as set forth on SCHEDULE 3.19, (a) the Company and
each Subsidiary has timely filed all requisite Tax (as defined below) returns, reports and forms ("Returns") due for all periods ended on or before the Closing Date; (b) there are no examinations in progress or claims against the Company for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received; (c) the amounts shown as accruals for Taxes on the May Balance Sheet are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date; (d) the Company and each Subsidiary has a taxable year ended on June 30 in each year; (e) the Company and each Subsidiary currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five years; (f) the Company and each Subsidiary has paid or has fully accrued for all Taxes, whenever determined, with respect to periods ending on or before the Closing Date; and (g) copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Returns of the Company for the last three fiscal years have been made available to the Buyer.

         For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, goods and services taxes, employment taxes, ACC employer levies, PAYE, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by New Zealand, Australia or any state, county, local or foreign government or subdivision or agency thereof.

    3.20 NO VIOLATIONS. Neither the Company, any Subsidiary nor, to the knowledge of the Stockholder, the Company or any Subsidiary, any other party thereto is (a) in violation of any Charter Document or (b) in default under any Material Contract (the Material Contracts, together with the Charter Documents, being referred to herein as the "Material Documents"); and, except as disclosed in SCHEDULE 3.20 hereto or as specifically set forth in the other Schedules attached to this Agreement, neither the Stockholder, the Company or any Subsidiary is aware of any reason why the rights and benefits of the Company and the Subsidiaries under the Material Documents, and under all customer contracts, commitments and agreements not included in the Material Documents, would be materially and adversely affected by the transactions contemplated hereby.

    3.21 ABSENCE OF CHANGES. Since the Balance Sheet Date, except for the consummation of the transactions contemplated hereby (including the Debt Restructuring) or as set forth on SCHEDULE 3.21 there has not been:

         (a)  [intentionally omitted];

         (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company or any Subsidiary;

         (c) any change in the authorized capital of the Company or any Subsidiary or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

         (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company or any Subsidiary;

         (e) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company or any Subsidiary to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

         (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or prospects of the Company or any Subsidiary;

         (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company or any Subsidiary to any person, including without limitation the Stockholder and its affiliates, except for sales of inventory in the ordinary course of business consistent with past practice;

         (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company or any Subsidiary, including without limitation any indebtedness or obligation of the Stockholder or any affiliate thereof, PROVIDED that the Company and the Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or any Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company and the Subsidiaries;

         (k) any waiver of any material rights or claims of the Company or any Subsidiary;

         (l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company or any Subsidiary is a party; or

         (m) any transaction by the Company or any Subsidiary outside the ordinary course of businesses.

    3.22 BANK ACCOUNTS; POWERS OF ATTORNEY. The Company has made or will promptly make available to the Buyer an accurate list of: (a) the name of each financial institution in which the Company or any Subsidiary has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Such list shall also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company or any Subsidiary and a description of the terms of such power.

    3.23 DISCLOSURE. No representation or warranty by the Stockholder contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Buyer pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

    3.24 ABSENCE OF CLAIMS AGAINST COMPANY. The Stockholder has no claim against the Company or any Subsidiary except for items specifically identified on SCHEDULES 3.8 and 3.13 as being claims of or obligations to the Stockholder.

    3.25 SHARE ACQUISITION. The acquisition, during the period from February to June 1996, of all of the shares in the Company not prior to then held or controlled by the Stockholder (including without limitation the compulsory acquisition pursuant to listing rule 4.8 of the New Zealand Stock Exchange listing rules effected in that regard) was conducted in accordance with all applicable New Zealand laws and regulations, and stock exchange requirements, and to the best of the Stockholder's knowledge there are no claims (actual, threatened or pending) against it, the Company or the Subsidiaries in regard to any aspect of that acquisition process.

4.  REPRESENTATIONS OF THE BUYER

    To induce the Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Stockholder as follows:

    4.1 DUE ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Zealand, and is duly authorized and qualified to do business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect. A copy of the Constitution, as amended, (the "Buyer Charter Document") of the Buyer has been delivered to the Company. The Buyer is not in violation of the Buyer Charter Document.

    4.2 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The Buyer has the right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms.

    4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Buyer will not: (a) conflict with, or result in a breach or violation of the Buyer Charter Document; (b) except as disclosed on SCHEDULE 4.3 hereto, materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both), or require any notice, consent or approval under any agreement, contract, commitment, understanding, document or instrument to which the Buyer is a party or is otherwise subject; (c) violate, require the making or obtaining of any filing, consent or approval by the Buyer or USOP under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Buyer's properties pursuant to any law, rule, regulation, judgment, order or decree (except for filings and approvals under the New Zealand Overseas Investment Act 1973, the New Zealand Overseas Investment Regulations 1995 and the Australian Foreign Acquisitions and Takeovers Act 1975, together with all rules and regulations promulgated thereunder); or (d) except as disclosed on SCHEDULE 4.3 hereto, result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Buyer.

    4.4 CONFORMITY WITH LAW. The Buyer has not violated any law or regulation or any order of any court or national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect. There are no material claims, actions, suits or proceedings, pending or, to the knowledge of the Buyer, threatened, against or affecting the Buyer, at law or in equity, or before or by any national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

    4.5 USOP STOCK. The USOP Stock to be issued to the Stockholder on the Closing Date will be duly authorized, validly issued shares of Common Stock of USOP, fully paid and nonassessable, free and clear of all liens, pledges, security interests, adverse claims or encumbrances of any kind.

    4.6 CAPITALIZATION OF USOP AND OWNERSHIP OF USOP STOCK. The authorized capital stock of USOP consists of 100,000,000 shares of common stock, US$.001 par value ("USOP Stock"), of which 34,482,488 shares were issued and outstanding on July 15, 1996, and 500,000 shares of preferred stock, US$.001 par value, of which no shares are issued and outstanding. All of the shares of USOP Stock to be issued to the Stockholder on the Closing Date were or will be offered, issued, sold and delivered in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any stockholder.

    4.7 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Stockholder pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The USOP prospectus dated March 28, 1996 (including all amendments and supplements thereto) does not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading.

5.  COVENANTS PRIOR TO CLOSING

    5.1 ACCESS AND COOPERATION. Prior to the Closing Date, the Stockholder will cause the Company to provide such access and to furnish such data and other information as the Buyer may reasonably request, in each case so long as compliance with any such request will not conflict with the reasonable confidentiality concerns of the Company and the Subsidiaries with respect to proprietary information. All such access shall be arranged through the following employees of the Company: David Brown and Bryce Murray. The Stockholder will cooperate (and will cause the Company and its Subsidiaries to cooperate) with the Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other materials which may be required in connection with this Agreement.

    5.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Closing Date, the Stockholder agrees that it will cause the Company and each Subsidiary to:

    (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

    (b) maintain its properties and facilities, including without limitation those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

    (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

    (d) keep in full force and effect present insurance policies or comparable insurance coverage;

    (e) use reasonable best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it;

    (f) comply with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

    (g) maintain present debt and lease instruments and not enter into new or amended debt (other than as contemplated by the Debt Restructuring) or lease instruments involving more that NZ$500,000 individually.

    5.3 PROHIBITED ACTIVITIES. Between the Balance Sheet Date and the Closing Date, the Stockholder represents, warrants and agrees that the Company and each Subsidiary has not and from the date hereof, without the prior written consent of the Buyer, will not (except as listed on Annex II hereto and except as contemplated by the Debt Restructuring):

    (a) make any change in its Constitution or its banking or financing documentation (except as may be necessary to effect the Debt Restructuring contemplated by Section 2.2(d) hereof);

    (b) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

    (c) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, purchase, redeem or otherwise acquire or retire for value any shares of its stock, or make any payment of any kind (including without limitation drawings and management and consulting fees) to the Stockholder or any of its affiliates;

    (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice) and involves an amount not in excess of NZ$500,000;

    (e) increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent, or make any bonus or management fee payment to any such person except ordinary and customary bonuses, and periodic salary increases, to employees (other than employees who are also stockholders);

    (f) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance, except for the items listed on SCHEDULE 3.14 hereto, upon any assets or properties whether now owned or hereafter acquired;

    (g) sell, assign, lease or otherwise transfer or dispose of any assets, properties or rights except in the ordinary course of business (consistent with past practice);

    (h) negotiate for the acquisition of any business or the start-up of any new business;

    (i) merge, consolidate or combine with or into any other person;

    (j) waive any material rights or claims, provided that bills may be negotiated and adjusted in the course of good faith disputes with customers in a manner consistent with past practice;

    (k) commit a material breach of, or amend or terminate, any material agreement, permit, license or other right;

    (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or stockholder of the Company or any Subsidiary or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder; or

    (m) enter into any discussions or agreements with respect to, or otherwise facilitate or attempt to facilitate, any of the foregoing.

    5.4 AMENDMENT OF SCHEDULES. The Stockholder will promptly disclose to the Buyer in writing any information set forth in the Schedules to this Agreement that no longer obtains and any information of the nature set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had obtained on the date hereof. Such disclosure shall not limit or affect any of the representations and warranties provided herein; nor will such disclosure otherwise limit or affect any of the Buyer's rights hereunder for or with respect to any misrepresentation or breach of warranty by the Stockholder or the Stockholder's failure to fulfill any agreement, covenant or condition contained in this Agreement.

    5.5 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by Sections 7.2 and 8.2 hereof. In connection therewith, if required, the Stockholder and the Buyer shall file all notices and other information and documents required under the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995, and the Autralian Foreign Acquisitions and Takeovers Act 1975 as promptly as practicable after the date hereof.

    5.6 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other party hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 5.6 shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 7 and 8 hereof or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.7  NO-SHOP.  Prior to the Closing and so long as this Agreement is in effect:

         (a) The Stockholder will, and will cause the Company, its Subsidiaries and each of the Stockholder's other affiliates, and all of the respective directors, officers, employees, representatives and agents of the Stockholder, the Company, its Subsidiaries and each of the Stockholder's other affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore in respect to any amalgamation, sale of assets (other than in the ordinary course of business consistent with past practice) or equity interests or other business combination involving the Stockholder, the Company or any Subsidiary other than the transactions contemplated by this Agreement (a "Competing Transaction"). The Stockholder shall not, and shall not permit the Company, its Subsidiaries or any of the Stockholder's other affiliates, or any of the respective officers, employees, representatives or agents of the Stockholder, the Company, its Subsidiaries or any of the Stockholder's other affiliates to, directly or indirectly, initiate, solicit, encourage, participate in, negotiate or discuss with any third party, or take any other action (including without limitation the furnishing of non-public information concerning the Stockholder, the Company or its Subsidiaries or their respective businesses, assets or properties) to facilitate any inquiries with respect to or the making of, any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction.

         (b) The Stockholder will promptly communicate to the Buyer the terms of any inquiry or proposal which the Stockholder, the Company, its Subsidiaries or any of the Stockholder's other affiliates may receive in respect of a Competing Transaction. The Stockholder's notification under this paragraph shall include the identity of the person making such proposal, all of the terms and conditions thereof and any other such information with respect thereto as the Buyer may request.

    5.8 CONSULTING AGREEMENT. Between the date hereof and the Closing, the Buyer and the Stockholder shall undertake good faith negotiations with a view towards entering into a consulting agreement pursuant to which the Stockholder will provide consulting services to the Buyer on such terms as may be acceptable to the Buyer and the Stockholder.

6.  OTHER AGREEMENTS

    6.1 CERTAIN EMPLOYEES. After the Closing and until December 31, 1996, the Stockholder shall be fully responsible for, and shall indemnify the Buyer and the Company for, all liabilities, obligations, costs and expenses (including without limitation attorneys' fees and expenses) in the employment of David Brown, Bryce Murray, Allen Hugli and Linda Scott by the Company. After the Closing and until December 31, 1996, if any such employees chooses to be employed by an affiliate of the Stockholder, the Stockholder shall use its reasonable best efforts to make such employee available to the Company and its Subsidiaries through December 31, 1996 on a full-time basis at no cost or expense to the Company or any Subsidiary, other than out-of-pocket expenses incurred by the employee at the request of the Company or any Subsidiary.

    6.2 CERTAIN INDEMNIFICATION MATTERS. After the Closing, the Stockholder shall be fully responsible for, and shall indemnify USOP, the Buyer, the Company and each of the Subsidiaries for, all liabilities, obligations, costs and expenses (including without limitation attorneys' fees and expenses) in connection with the matters listed on Annex I hereto.

    6.3 INDEMNIFICATION PROCEDURE. Promptly after receipt by an indemnified party of notice of the commencement of any third party claim or other action for which an indemnifying party has agreed to indemnify under this Agreement, such indemnified party shall notify the indemnifying party in writing of the commencement thereof (but the failure so to notify the indemnifying party shall not relieve it from any liability which it may have under this Agreement). In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. An indemnified party shall have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (ii) the indemnifying party shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party). The indemnifying party shall not settle any claim or action against an indemnified party without the written consent of such indemnified party, unless such settlement provides for a full and unconditional release of the indemnified party. The indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent, such consent not to be unreasonably withheld.

    6.4 INDEMNIFICATION OF DIRECTORS AND OFFICERS. After the Closing, the Buyer shall cause the Company and its Subsidiaries to provide the same rights of indemnification and advancement of expenses to present and former directors, officers and employees of the Company and its Subsidiaries as those to which they are entitled with respect to any matter existing or occurring prior to the Closing, or by reason of the transactions contemplated by this Agreement (other than the matters set forth in item 3 of Annex I hereto), under the Company's existing Constitution or By-laws, or any indemnification agreement with the Company or any Subsidiary. The Stockholder represents and warrants to the Buyer that all such indemnification agreements are listed on SCHEDULE 6.2 hereto.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

    The obligation of the Buyer to effect the transactions contemplated by
Section 2.2 hereof is subject to the satisfaction, at or before the Closing, of the following conditions:

    7.1 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint, undertaking (with the mutual consent of the parties) or prohibition restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

    7.2 CONSENTS AND APPROVALS. All necessary filings, consents and approvals under the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995 relating to the consummation of the transactions contemplated hereby shall have been obtained and made.

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER

    The obligation of the Stockholder to effect the transactions contemplated by Section 2.2 hereof is subject to the satisfaction, at or before the Closing, of the following conditions:

    8.1 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint, undertaking (with the mutual consent of the parties) or prohibition restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

    8.2 CONSENTS AND APPROVALS. All necessary filings, consents and approvals under the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995 relating to the consummation of the transactions contemplated hereby shall have been obtained and made.

9.  NONCOMPETITION

    9.1 PROHIBITED ACTIVITIES. The Stockholder and Mr. Hart agree that neither it, he nor any other affiliate of the Stockholder will, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for itself or himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

         (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business having as a principal or significant activity the sale of commercial stationary, office products, books or printing services in New Zealand or Australia (the "Territory");

         (b) call upon any person who is, at that time, within the Territory, an employee of the Buyer (including without limitation the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Buyer (including without limitation the subsidiaries thereof);

         (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Buyer (including without limitation the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in competition with the Buyer within the Territory; or

         (d) call upon any prospective acquisition candidate that does substantial business in the Territory, on its or his own behalf or on behalf of any competitor, which candidate was to its or his knowledge either called upon by the Buyer (including without limitation the subsidiaries thereof) or for which the Buyer (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity.

    Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholder, Mr. Hart or any other affiliate of the Stockholder from acquiring as a passive investment (x) shares of USOP Stock or (y) not more than ten percent of the equity interests of a competing business whose stock is traded on a national securities exchange or the over-the-counter market.

    9.2 DAMAGES. Because of the difficulty of measuring economic losses to the Buyer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Buyer for which it would have no other adequate remedy, the Stockholder, and Mr. Hart agree that the foregoing covenant may be enforced by the Buyer by injunctions and restraining orders.

    9.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 9 impose a reasonable restraint on the Stockholder, Mr. Hart and the other affiliates of the Stockholder in light of the activities and business of the Buyer (including without limitation the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of the Buyer.

    9.4 SEVERABILITY; REFORMATION. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this
Section 9 shall thereby be reformed.

    9.5 INDEPENDENT COVENANT. Subject to the final sentence of this Section 9.5, all of the covenants in this Section 9 shall be construed as an agreement independent of each other provision in this Agreement, and the existence of any claim or cause of action of the Stockholder, Mr. Hart or any other affiliate of the Stockholder against the Buyer (including without limitation the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section 9, during which the agreements and covenants of the Stockholder and Mr. Hart made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which the Stockholder, Mr. Hart or any other affiliate of the Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 9. The covenants contained in this Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

    9.6 MATERIALITY. The Stockholder and Mr. Hart hereby agree that the covenants contained in this Section 9 are a material and substantial part of this transaction.

10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    10.1 STOCKHOLDER AND MR. HART. Each of the Stockholder and Mr. Hart recognizes and acknowledges that it and he had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, the Subsidiaries, the Buyer and/or USOP and its other affiliates, such as lists of customers, operational policies and pricing and cost policies that are valuable, special and unique assets of the Company's, the Subsidiaries', the Buyer's, and/or USOP's and its other affiliates' respective businesses. Each of the Stockholder and Mr. Hart agrees not to disclose confidential information with respect to the Company and/or the Subsidiaries (unless this Agreement is terminated) or with respect to the Buyer and/or USOP and its other affiliates to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Stockholder and Mr. Hart and to counsel and other advisers, PROVIDED that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.1, unless (a) such information becomes known to the public generally through no fault of the Stockholder or Mr. Hart or such information is disclosed to the Stockholder or Mr. Hart by a source, other than the Company, any Subsidiary, the Buyer, USOP or their respective representatives, permitted to make such disclosure, (b) disclosure is required by law or the order of any governmental authority under color of law,
(c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, (d) as may be required to obtain consents to and approvals of the consummation by the Stockholder of the transactions contemplated by this Agreement or (e) as may be required in the defense of any claim or other matter for which the Stockholder is indemnifying the Buyer, the Company or any Subsidiary, PROVIDED, that prior to disclosing any information pursuant to clause (b) or (c) above, the Stockholder or Mr. Hart (as the case may be) shall, if possible, give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Stockholder or Mr. Hart of the provisions of this Section 10.1, the Buyer shall be entitled to an injunction restraining it or him (as the case may be) from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.

    10.2 BUYER AND USOP. Each of the Buyer and USOP recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company and/or the Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's and/or the Subsidiaries' respective businesses. Each of the Buyer and USOP agrees that, prior to the Closing, or if there shall not be a Closing, it will not disclose confidential information with respect to the Company and/or the Subsidiaries to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer and USOP and to counsel and other advisers, PROVIDED that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.2, unless (a) such information becomes known to the public generally through no fault of the Buyer or USOP or such information is disclosed to the Buyer or USOP by a source, other than the Stockholder, the Company, any Subsidiary, the Buyer, USOP or their respective representatives, permitted to make such disclosure, (b) disclosure is required by law or the order of any governmental authority under color of law, (c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or (d) as may be required to obtain consents to and approvals of the consummation by the Stockholder of the transactions contemplated by this Agreement, PROVIDED, that prior to disclosing any information pursuant to clause (b) or (c) above, the Buyer or USOP (as the case may be) shall, if possible, give prior written notice thereof to the Stockholder and provide the Stockholder with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Buyer or USOP of the provisions of this Section 10.2, the Stockholder shall be entitled to an injunction restraining it from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Stockholder from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.

    10.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in Sections 10.1 and 10.2 hereof, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenants may be enforced against them by injunctions and restraining orders.

    10.4 SURVIVAL. The obligations of the parties under this Section 10 shall survive the termination of this Agreement.

11. FEDERAL SECURITIES ACT REPRESENTATIONS

    11.1 ECONOMIC RISK; SOPHISTICATION. The Stockholder represents and warrants that it has not relied on any purchaser representative or any other person in connection with the acquisition of shares of USOP Stock hereunder.
The Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the shares of USOP Stock and (b) can bear the economic risk of an investment in the shares of USOP Stock and can afford a complete loss of such investment. The Stockholder has had an adequate opportunity to ask questions and receive answers from the officers of USOP concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of USOP, the plans for the operations of the business of USOP, the business, operations and financial condition of USOP, and any plans for additional acquisitions and the like. The Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction.

    11.2 SALES OF STOCK. By execution and delivery of this Agreement, the Stockholder represents and warrants to USOP and the Buyer that it does not have any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of USOP Stock to be acquired by it. The Stockholder acknowledges and agrees that USOP will not provide it with a prospectus for its use in selling the shares of USOP Stock received by it hereunder, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the Securities Act of 1933, as amended.

12. GENERAL

    12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

         (a) by mutual consent of the Buyer and the Stockholder;

         (b) by the Stockholder or the Buyer if the Closing shall not have occurred on or before September 30, 1996; provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to either one of the parties whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by the Stockholder or the Buyer if there is or has been a failure to fulfill or default on the part of the other party in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before September 30, 1996.

    12.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, this Agreement shall forthwith become void (except for this Section 12.2 and Sections 10, 12.9 and 12.12 hereof), and there shall be no liability or obligation on the part of either party hereto (except with respect to such excluded sections). Notwithstanding the foregoing, if such termination is due to a material breach or material failure to fulfill any of the covenants or agreements set forth in this Agreement on the part of either party hereto, then such party shall be liable to the other party hereto
(a) to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby and (b) in the case of the willful failure to fulfill any of the covenants or agreements set forth herein, also for damages in accordance with applicable law.

    12.3 SURVIVAL. The representations and warranties given or made by the Buyer or Stockholder in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing until 120 days after the Closing Date and shall thereafter terminate and be of no further force or effect, except that any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

    12.4 COOPERATION. The Buyer and the Stockholder shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the Stockholder shall use its best efforts to cause a Director or Chairman and the Chief Financial Officer of the Company to execute any documentation reasonably required prior to the Closing by the Buyer's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq Stock Market. The Stockholder shall also cooperate and use its reasonable best efforts to have its and its affiliates' present officers, directors and employees cooperate with the Buyer, the Company and the Subsidiaries on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Return, filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. After the Closing, the Buyer shall cause the Company to cooperate and use its reasonable best efforts to have the present officers, directors and employees of the Company and its Subsidiaries cooperate with the Stockholder on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Return, filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

    12.5 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their successors.

    12.6 ENTIRE AGREEMENT. This Agreement (which includes the Schedules and Annexes hereto and the guaranties on the signature page hereof) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each person or entity specifically referred to herein other than the Buyer and the Stockholder is a third-party beneficiary of this Agreement and shall be entitled to the benefits of this Agreement with the same effect as if a party hereto.

    12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

    12.8 BROKERS AND AGENTS. The Buyer and the Stockholder each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all loss, cost, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

    12.9 EXPENSES. The Buyer has paid and will pay the fees, expenses and disbursements of the Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Price Waterhouse LLP, Chapman Tripp Sheffield Young, Russell McVeagh McKenzie Bartleet & Co and Morgan, Lewis & Bockius LLP. The Stockholder has paid and will pay the fees, expenses and disbursements of the Stockholder and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Kramer, Levin, Naftalis & Frankel, Bell Gully Buddle Weir and Deloitte Touche Tohmatsu. The Company has paid and may pay (a) up to the first NZ$25,000 of fees, expenses and disbursements of the Company and its Subsidiaries and their agents, representatives and advisors incurred in connection with the subject matter of this Agreement (with the Stockholder paying all amounts in excess thereof, if any) and (b) the fees and expenses of the Company's independent accountants for translating the Company's financial statements from NZGAAP to U.S. generally accepted accounting principles.

    12.10 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by either of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party's covenants and agreements contained in this Agreement. Nothing in this Agreement shall be construed to limit the right of a party to seek specific performance or injunctive or other equitable relief for a breach or threatened breach of this Agreement. Furthermore, nothing in this Agreement shall limit or restrict in any manner (and for this purpose all representations and warranties herein shall survive the Closing without limitation) any, and each party shall be entitled to all, rights or remedies which a party has, or might have, at law, in equity or otherwise, against the other party based on any willful misrepresentation, willful breach of warranty or failure to fulfill any covenant or agreement set forth herein.

    12.11 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

IF TO THE BUYER TO:                    with required copies to:

U.S. Office Products Company           Blue Star Group Limited
1440 New York Avenue, N.W.             Level 22
Washington, DC  20005                  Coopers & Lybrand Tower
Attn: Mark D. Director                 Auckland 1, New Zealand
(telefax: 202-628-9509)                Attn: Eric John Watson
                                       (telefax: 011-64-9-358-1946)

                                       and to:

                                       Morgan, Lewis & Bockius LLP
                                       2000 One Logan Square
                                       Philadelphia, PA  19103
                                       Attn: Timothy Maxwell, Esq.
                                       (telefax: 215-963-5299)


IF TO THE STOCKHOLDER TO:              with a required copy to:

Rank Commercial Limited                Kramer, Levin, Naftalis & Frankel
Level 11                               919 Third Avenue
48 Quay Street                         New York, NY  10022
Auckland, New Zealand                  Attn: Joshua M. Berman, Esq.
Attn: Graeme Richard Hart              (telefax: 212-715-8000)
(telefax: 011-64-9-366-6263)



or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

    12.12 GOVERNING LAW; FORUM. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New Zealand. Each party agrees that any suit, action or other legal proceeding arising under this Agreement shall be brought and adjudicated in the courts of New Zealand and submits to the exclusive jurisdiction of any such courts for such purposes.

    12.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

    12.14 KNOWLEDGE. Whenever reference in this Agreement is made to the knowledge of a party or other person, such reference shall be to the actual knowledge of the senior management of such party or other person or, if such party or person is an individual, to the actual knowledge of such individual.

    12.15 NO PUBLIC ANNOUNCEMENTS. Neither the Buyer nor the Stockholder, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

                       [remainder of page intentionally blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            BLUE STAR GROUP LIMITED


                                            By /s/ Eric John Watson
                                              ----------------------------------
                                            Name: E J Watson
                                            Title: CEO/Director


                                            RANK COMMERCIAL LIMITED


                                            By /s/ Graeme Richard Hart
                                              ----------------------------------
                                            Name: Graeme R. Hart
                                            Title: Director


                                            U.S. OFFICE PRODUCTS COMPANY


                                            By /s/ Jonathan J. Ledecky
                                              ----------------------------------
                                            Jonathan J. Ledecky
                                            Chairman and Chief Executive Officer

Witness

 /s/ Stephen James                            /s/ Graeme Richard Hart
- - ------------------------------              ------------------------------------
                                            GRAEME RICHARD HART

                            U.S. OFFICE PRODUCTS GUARANTY


          For value received and to induce the Stockholder to enter into this Agreement, U.S. Office Products Company, a Delaware corporation and the sole stockholder of the Buyer ("USOP"), hereby guarantees to and for the benefit of the Stockholder the prompt payment and performance of each of the Buyer's obligations under this Agreement in accordance with the terms and conditions hereof. This guaranty constitutes a guaranty of payment when due and not of collection, and USOP specifically agrees that it shall not be necessary or required that the Stockholder assert any claim or demand or enforce any remedy whatsoever against the Buyer (or any other person). This guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty, and shall remain in full force and effect until all of the Buyer's obligations under this Agreement shall have been performed and discharged in full, irrespective of
(i) the failure of the Stockholder to assert any claim or demand or to enforce any right or remedy against the Buyer or any other person; (ii) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the obligations of the Buyer under this Agreement; (iii) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement; (iv) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Buyer, USOP, or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (v) any merger or consolidation of the Buyer or USOP into or with any other corporation or any sale, lease or transfer of any of the assets of the Buyer or USOP to any other person; or (vi) any change in the ownership of any shares of capital stock of the Buyer or USOP. USOP represents and warrants to the Stockholder that it has the right, power and authority to execute, deliver and perform this Guaranty, the execution, delivery and performance of this Guaranty by it have been duly authorized by all necessary corporate action and this Agreement is a legal, valid and binding obligation of USOP, enforceable in accordance with its terms. The provisions of Section 12.12 shall apply to this guaranty and to USOP in respect of its obligations hereunder.

                             U.S. OFFICE PRODUCTS COMPANY


                             By /s/ Jonathan J. Ledecky
                                -------------------------------------
                                 Jonathan J. Ledecky
                                 Chairman and Chief Executive Officer

                             GRAEME RICHARD HART GUARANTY


          For value received and to induce the Buyer to enter into this Agreement, Graeme Richard Hart, the sole stockholder of the Stockholder ("Mr. Hart"), hereby guarantees to and for the benefit of the Buyer the prompt payment and performance of each of the Stockholder's obligations under this Agreement in accordance with the terms and conditions hereof. This guaranty constitutes a guaranty of payment when due and not of collection, and Mr. Hart specifically agrees that it shall not be necessary or required that the Buyer assert any claim or demand or enforce any remedy whatsoever against the Stockholder (or any other person). This guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty, and shall remain in full force and effect until all of the Stockholder's obligations under this Agreement shall have been performed and discharged in full, irrespective of (i) the failure of the Buyer to assert any claim or demand or to enforce any right or remedy against the Stockholder or any other person; (ii) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the obligations of the Stockholder under this Agreement; (iii) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement; (iv) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Stockholder, Mr. Hart, or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (v) any merger or consolidation of the Stockholder into or with any other corporation or any sale, lease or transfer of any of the assets of the Stockholder or Mr. Hart to any other person; or (vi) any change in the ownership of any shares of capital stock of the Stockholder. Mr. Hart represents and warrants to the Stockholder that he has the right, power and authority to execute, deliver and perform this Guaranty and this Agreement is a legal, valid and binding obligation of Mr. Hart, enforceable in accordance with its terms. The provisions of Section 12.12 shall apply to this guaranty and to Mr. Hart in respect of his obligations hereunder.

Witness

 /s/ Stephen James                           /s/ Graeme Richard Hart
- - ---------------------------------           ----------------------------------
                                            GRAEME RICHARD HART

                                       ANNEX I

                         STOCKHOLDER INDEMNIFICATION MATTERS


    1.   For 120 days after the Closing, all matters referred to in
         SCHEDULE 3.19 hereto, and thereafter, the matters specifically identified in this item 1, plus any other matters on which the Buyer makes a claim, as contemplated by Section 6.3 hereof. (a) FBT exposures in relation to motor vehicles, (b) tax treatment of purchase of GPO business and (c) tax treatment of restructuring undertaken upon purchase of the GPO business, in each case only to the extent the matter is not accrued by Whitcoulls, and in addition to provide that any Rank indemnity obligation with respect to these three matters would be reduced by offsetting tax credits and refunds available to Whitcoulls.

    2. The ongoing dispute between the Company and Spicers Paper Limited, as evidenced in existing court proceedings, concerning the purchase of the Croxley Collins Olympic business, including without limitation all legal costs and other expenses incurred after the Closing Date (but not on or before the Closing Date, all of which costs and other expenses shall be fully accrued in the calculation of Adjusted NTA) in relation to this dispute.

    3. All liabilities in connection with the Stockholder's recent acquisition of the shares of Company Stock held by persons other than the Stockholder (other than to the extent such liabilities are included in the calculation of Adjusted NTA).

    4. All liabilities of the Company or its Subsidiaries arising out of or resulting from actions taken by the Company, its Subsidiaries and/or the Stockholder in connection with the restructuring of the Westpac Indebtedness, as contemplated by Section 2.2(d) hereof, but not liabilities of the Company or its Subsidiaries to Westpac as a result of (a) the debtor-creditor relationship between the Company or its Subsidiaries and Westpac due to the indebtedness of the Company or its Subsidiaries to Westpac that existed prior to the Closing or was incurred or assumed in connection with the Debt Restructuring, as contemplated by Section 2.2(d) hereof, or (b) actions taken by the Company or its Subsidiaries after the Closing.

                                       ANNEX II

                                  CERTAIN ACTIVITIES


5.3(a) The Company's current constitution is in a form suitable for a company listed on the New Zealand Stock Exchange. The Company is proposing to adopt a new form of constitution more suitable for a privately owned company.

         The Company's overdraft limit was increased from approximately NZ$8 million to NZ$16.2 million effective 1 July 1996

5.3(c) On 28 June 1996 a fully imputed dividend of NZ$10 million was paid to Rank Commercial Ltd.

         On 25 June 1996 a number of dividends were paid and received within the Whitcoulls Group of companies in order to protect imputation credits (refer Schedule 3.21).

         A dividend is to be paid by Armidale Industries Ltd on 22 July 1996 (refer Schedule 3.21).

5.3(d) Some contracts have been entered into which will result in providing services to customers of NZ$500,000 or more per annum.

5.3(e) By Deed dated 25 June 1996, it was agreed that the Company would pay Gregory Andrew Howell the sum of NZ$95,000, including an indemnity against taxation, in consideration of various covenants including an 18 month trade restraint.

         In May 1996 Bruce Reid was appointed as General Manager of Hollands Ltd effective 1 July 1996, at which date his remuneration increased.

         In May 1996 the decision was taken to have Bennetts report direct to Whitcoulls Group Ltd, rather than to Whitcoulls Retail. As a consequence effective 1 July 1996 the Manager of Bennetts, Siohban Matich was promoted to the title of General Manager and her remuneration increased.

5.3(g) The Croxley Papakura property has been sold, with the Agreement becoming unconditional prior to the Balance Sheet Date.
         Settlement is anticipated to be on or about August 11, 1996. (Refer Schedule 3.21)

5.3(h) The Company and its subsidiaries are involved in joint ventures in New Zealand and Australia with Calendar Club LLC of Texas USA and Paul Breen of Australia (refer Schedule 3.6)

5.3(i)   Various company amalgamations are underway (refer Schedule 3.21)

5.3(k) Various material contracts (as described in Schedule 3.3) contain provisions which either:

         a) require the consent or agreement of the other party to a change in control of the Company or to a transfer of all the shares in the Company; or

         b) treat such an event as an event giving the other party rights of enforcement or termination; or

         c) may contain other provisions which could be triggered by such an event.

    The Company and its Subsidiaries lease many properties in New Zealand and Australia. Some of these leases may contain provisions requiring the consent of the lessor or landlord to be obtained to a change of control of the lessee or tenant; however, none of the leases for which consent is required and has not been obtained is material to the Company and its Subsidiaries taken as a whole.

5.3(l)   Liquidation of Rank Developments Ltd (refer Schedule 3.21).

5.3(m) Negotiations are proceeding on renewals of various collective labour agreements (refer Schedule 3.13).

    Discussions are occurring with various parties in the ordinary course of business, which may result in contracts to provide services to customers of NZ$500,000 or more per annum.

                                     SCHEDULE 4.3

                                      CONFLICTS



    1. Credit and Security Agreement, dated June 30, 1995, between U.S. Office Products Company and First Bank National Association.